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                    CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
UroQuest Medical Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of UroQuest Medical Corporation of our report dated February 10, 1997 relating to the consolidated balance sheets of UroQuest Medical Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of UroQuest Medical Corporation.

                                          KPMG Peat Marwick LLP


Salt Lake City, Utah
July 31, 1997